MAFCO HOLDINGS INC.
                  35 East 62nd Street, New York, New York 10021


October 30, 2003

Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York  10022

Attention:  Mr. Lorne A. Weil

Ladies and Gentlemen:

         We refer to that certain Letter Agreement (the "Letter Agreement"), dated as of October 10, 2003, by and between Mafco Holdings Inc., a Delaware corporation ("Buyer") and Scientific Games Corporation, a Delaware corporation (the "Company"). All capitalized terms used herein without definition have the meanings ascribed to them in the Letter Agreement.

         Buyer hereby agrees that, through and including the Company's annual meeting in 2004 and the election of directors at such meeting, and provided Buyer would otherwise have the right to designate and have elected and appointed four directors of the Company pursuant to paragraph (e)(ii) of the Letter Agreement, Buyer shall waive this right with respect to one, but not more than one, of such four directors; provided that, during the period in which such waiver is in effect, the Company agrees to recommend to the nominating committee of its board of directors, and to use its best efforts to have elected as director, in addition to Buyer's three remaining designees, Peter Cohen; provided further, however, that if (i) Buyer would not be obligated to include Peter Cohen as a Stockholders' Designee (as defined in the Voting Agreement) pursuant to Section 2(a) of the Voting Agreement, (ii) Peter Cohen is otherwise unable or unwilling to serve as director, or (iii) the Stockholders (as defined in the Voting Agreement) require that Peter Cohen be included as one of the three Stockholders' Designees, then the Company agrees to recommend to the nominating committee, and to use its best efforts to have elected as director, one person recommended by Buyer.

         Each of the Company and Buyer will use its best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable under applicable law to effectuate the terms of this letter agreement.

         This letter may be executed in counterparts whereupon it shall constitute a binding agreement between us, governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York (without regard to the conflicts of interests rules of such State). The performance of the parties hereto shall be subject to the requirements of the laws of the State of New York and all other applicable laws. Any dispute arising out of this letter shall be

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submitted to the courts of the State of New York and the United States District
Court located in the Borough of Manhattan in New York City. Each party waives the right to a trial by jury in connection with any such dispute. This letter may only be amended by a writing signed by both parties hereto.


                             Very truly yours,




                             MAFCO HOLDINGS INC.



                             By: /s/ Barry F. Schwartz
                                ------------------------------------------------
                                Barry F. Schwartz
                                Executive Vice President and General Counsel


Agreed and accepted as of the date first written above:

SCIENTIFIC GAMES CORPORATION

By:  /s/ Martin E. Schloss
    ------------------------------
      Name: Martin E. Schloss
      Title: Vice President



Cirmatica Gaming, S.A., a Spanish corporation ("Cirmatica"), hereby waives its right with respect to the election of one, but not more than one, of the four directors which it is entitled to elect, on the same terms and subject to the same conditions as the waiver being given by Buyer above; provided that such waiver shall be terminable upon any termination of the Stock Purchase Agreement, dated October 10, 2003, between Buyer and Cirmatica.
>

Agreed and accepted as of the date first written above:

CIRMATICA GAMING S.A.

By:  /s/ Antonio Pisanelli
    ------------------------------
      Name: Antonio Pisanelli
      Title: Chairman